UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 26, 2012

Date of Report (Date of earliest event reported)

FORTRESS INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2012, Fortress International Group, Inc. (the “Corporation”) announced that its board of directors has appointed Kenneth D. Schwarz as Chief Financial Officer of the Corporation effective September 27, 2012. Mr. Schwarz, age 59, replaces Timothy C. Dec, who has agreed to assist Mr. Schwarz to ensure an orderly transition as needed through the balance of the year. A copy of the press release is being furnished with this Form 8-K as Exhibit 99.1.

From July 2011 through July 2012, Mr. Schwarz was the Chief Financial Officer and Senior Vice President of Information Systems at Primus Telecommunications Group, a publicly held provider of advance communication services to residential business and carrier customers. From August 2007 through July 2011, he was President and Chief Financial Officer of Simplexity, LLC, a privately owned online seller of wireless communications services.

In connection with his appointment as the Corporation’s Chief Financial Officer, the Corporation entered into an employment agreement with Mr. Schwarz. Under that employment agreement, Mr. Schwarz’s annual base salary is $275,000, and he is eligible to receive a bonus in an amount and on terms established by the Corporation’s board of directors. Mr. Schwarz is entitled to receive vacation, health insurance, and other benefits generally made available to the Corporation’s other executives. If the Corporation terminates Mr. Schwarz’s employment other than for “Cause” (as defined in the employment agreement) or Mr. Schwarz terminates his employment for a “Good Reason” (as defined in the employment agreement), the Corporation will continue paying Mr. Schwarz his base salary commencing on the date of termination and ending (a) six (6) months from the date of termination if the termination of employment occurs prior to January 1, 2015, (b) twelve (12) months from the date of termination if the termination of employment occurs on or after January 1, 2015, or (c) twelve (12) months from the date of termination if the termination of employment is terminated pursuant to a Change in Control of the Company (as defined in the employment agreement) that occurs on or after January 1, 2014. A copy of Mr. Schwarz’s employment agreement is filed as Exhibit 99.2 to this Form 8-K and incorporated by reference into this description.

Mr. Schwarz also received a stock option to purchase 350,000 shares of the Corporation’s common stock. All of the Corporation’s independent directors approved this grant, which was not made under any compensation plan approved by the Corporation’s stockholders. The exercise price per share for these stock options is equal to the average of the high and low bid prices for the Corporation’s common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. These stock options become exercisable in installments as follows: (1) 100,000 shares become exercisable in three equal annual installments on the first, second, and third anniversaries of the grant date, (2) 100,000 shares become exercisable when the fair market value of the Corporation’s common stock is at least $1.00 for 20 consecutive business days, (3) 100,000 shares become exercisable when the fair market value of the Corporation’s common stock is at least $1.50 for 20 consecutive business days, and (4) 50,000 shares become exercisable when the fair market value of the Corporation’s common stock is at least $2.00 for 20 consecutive business days. A copy of the stock option agreement containing the terms of this stock option is filed as Exhibit 99.3 to this Form 8-K and incorporated by reference into this description.

In connection with his resignation, Mr. Dec and the Corporation entered into a separation from employment agreement and release (“separation agreement”). Under that separation agreement, Mr. Dec is entitled to severance payments in the aggregate amount of $235,000 payable during the twelve (12) months following his resignation. Under the separation agreement, the 150,000 shares of restricted stock held by Mr. Dec immediately vested and were no longer subject to forfeiture. As indicated above, Mr. Dec will provide transitional support to enable the orderly transfer of pending work to other executives of the Corporation. Further, Mr. Dec will make himself reasonably available to the Company until December 31, 2012. Mr. Dec will not receive any compensation for these services. A copy of Mr. Dec’s separation agreement is filed as Exhibit 99.4 to this Form 8-K and incorporated by reference into this description.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release, dated September 26, 2012.
99.2	Employment Agreement, dated September 27, 2012, between Fortress International Group, Inc. and Kenneth D. Schwarz.
99.3	Stock Option Agreement, dated September 27, 2012, between Fortress International Group, Inc. and Kenneth D. Schwarz.
99.4	Separation from Employment Agreement and Release, dated September 26, 2012, between Fortress International Group, Inc. and Timothy C. Dec.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Anthony Angelini
Anthony Angelini
Chief Executive Officer

Date: September 27, 2012